Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

CHORDIANT SOFTWARE, INC.

at

$5.00 Net Per Share

by

MAPLE LEAF ACQUISITION CORP.

a wholly owned subsidiary

of

PEGASYSTEMS INC.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated March 24, 2010 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Maple Leaf Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Pegasystems Inc., a Massachusetts corporation (“Pegasystems”), to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Chordiant Software, Inc., a Delaware corporation (the “Company”), at a price of $5.00 per Share (as adjusted pursuant to the Merger Agreement (as defined below)), net to the holder thereof in cash without interest, and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase. All references herein to “Shares” shall be deemed to include all associated rights to purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement, dated as of July 10, 2008, between the Company and American Stock Transfer & Trust Co. LLC, as amended. The Offer is being made in connection with the Agreement and Plan of Merger, dated March 14, 2010, by and among Pegasystems, Purchaser and the Company (as may be amended, modified or supplemented from time to time, the “Merger Agreement”), pursuant to which, as soon as practicable after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company with the Company as the surviving corporation (the “Merger”), and thereafter the Company will be a wholly owned subsidiary of Pegasystems. We are the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions of the Offer.

Your attention is directed to the following:

1. The tender price is $5.00 per Share, net to you in cash without interest, less any required withholding taxes;

2. The Offer and withdrawal rights expire at 12:00 Midnight (one minute past 11:59 p.m.), New York City time, on Tuesday, April 20, 2010, unless the Offer is extended pursuant to the Merger Agreement (as may be extended, the “Expiration Date”);

3. If any of the Offer Conditions (as defined in the Offer to Purchase) are not satisfied at or prior to the Expiration Date, Purchaser will not be required to accept for payment, and (subject to the rules and regulations of the Securities and Exchange Commission (the “SEC”)) shall not be obligated to pay for, and may delay the acceptance for payment of, any Shares validly tendered and not withdrawn pursuant to the Offer (and not already accepted for payment or paid for), and to the extent permitted by the Merger Agreement, may either let the Offer expire or terminate or amend the Offer, depending on the circumstances. Pegasystems or Purchaser may waive any of the Offer Conditions without the prior consent of the Company, except for the Minimum Condition (as defined in the Offer to Purchase). The Offer is not conditioned upon Pegasystems or Purchaser obtaining financing.

4. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by American Stock Transfer & Trust Company, LLC (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (“DTC”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the DTC are actually received by the Depositary.

INSTRUCTION FORM WITH RESPECT TO

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CHORDIANT SOFTWARE, INC.

by

MAPLE LEAF ACQUISITION CORP.

a wholly owned subsidiary of

PEGASYSTEMS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 24, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal, pursuant to which Maple Leaf Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Pegasystems Inc., a Massachusetts corporation, is offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Chordiant Software, Inc., a Delaware corporation (the “Company”), at a price of $5.00 per Share, net to the holder thereof in cash without interest, and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. All references herein to “Shares” shall be deemed to include all associated rights to purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement, dated as of July 10, 2008, between the Company and American Stock Transfer & Trust Co. LLC, as amended.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED(1):	SIGN HERE:

Signature(s)

Name(s)

Address:

Telephone No.:

Employee Identification Number of Social Security Number:

Dated:

(1)	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.